EXHIBIT 3.125
                               FOURTH AMENDMENT TO
                       CONNECTICUT NATURAL GAS CORPORATION
                            DEFERRED COMPENSATION PLAN



        THIS AMENDMENT made this ______ day of ____________, 1997 by

   CONNECTICUT NATURAL GAS CORPORATION (the "Company") for the purpose of amending its Deferred Compensation Plan,

                              W I T N E S S E T H :

        WHEREAS, by Agreement dated December 29, 1992, the Company adopted an

   Amended and Restated Deferred Compensation Plan (the "Plan"); and

        WHEREAS, the Plan has previously been amended three times; and

        WHEREAS, the Company now wishes to amend the Plan in certain additional respects;

        NOW, THEREFORE, the Company amends the Plan as follows:

        1.   Section 2.3A relating to "Change of Control," as set forth in the

   Third Amendment, is amended by the addition of the words "or any related corporation" after the words "of the Company" set forth in the parenthetical phrase in subsection (iii)(2) thereof; and by the addition of the following two sentences at the end thereof:

        "As used in this Section 2.3A, the term 'Company' shall mean CTG Resources, Inc. It is intended that, following the Agreement and Plan of Exchange referenced in part 5 of this Fourth Amendment, 'Change of Control' shall be determined with reference to CTG Resources, Inc."

        2.   Sections 4.4(c) (as set forth in the First Amendment), 5.2 and 5.3

   (as amended by the Third Amendment) shall be amended by the deletion of the terms "Company stock" and "CNG common stock" and substitution of the term

   "CTG common stock" in lieu thereof.

        3.   Section 5.4 shall be amended by the deletion of the term

   "Connecticut Natural Gas Corporation Dividend Reinvestment Plan" and the





   substitution of the term "CTG Resources, Inc. Dividend Reinvestment Plan" in lieu thereof.

        4.   Section 5.5 (as added by the Third Amendment) shall be amended by the deletion of the term "Stock of the Company" and substitution of the term

   "Stock of CTG Resources, Inc." in lieu thereof.

        5.   This amendment shall be effective upon (or, in the case of part 1 of this Amendment, following) the effective date of the Agreement and Plan of Exchange, pursuant to which the outstanding shares of CNG common stock will be exchanged for shares of the common stock of CTG Resources, Inc.

   ("CTG Common Stock").  Nevertheless, Connecticut Natural Gas Corporation

   shall continue to be the Company sponsoring and maintaining the Plan.

        6.   Except as hereinabove modified and amended, the Deferred

   Compensation Plan, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company hereby executes this Fourth Amendment this _____ day of ______________, 1997.

          Witness:                        CONNECTICUT NATURAL GAS CORPORATION



          ___________________________     By ________________________________
                                             Its

















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